Exhibit 5.1 and 23.1

Hogan Lovells US LLP One Tabor Center, Suite 1500 1200 Seventeenth Street Denver, Colorado 80202 T +1 303 899 7300 F +1 303 899 7333 www.hoganlovells.com

January 15, 2016

Board of Directors

Uranium Resources, Inc.

6950 South Potomac Street, Suite 300

Centennial, Colorado 80112

Ladies and Gentlemen:

We are acting as counsel to Uranium Resources, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the resale from time to time by the selling stockholders identified in the prospectus constituting a part of the Registration Statement of up to 2,433,253 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), comprising: (i) 706,385 Shares issued in a private placement on November 11, 2015 pursuant to that certain Management Support Agreement, dated August 11, 2015, by and between the Company and RCF Management L.L.C., in satisfaction of fees due thereunder (the “RCFM Shares”); (ii) 1,405,164 Shares issued in a private placement on January 8, 2016 pursuant to that certain Consultancy Services Agreement, dated February 9, 2015, by and among Anatolia Energy Limited, Swellcap Limited and Paul Cronin, as supplemented by that certain letter agreement, dated August 5, 2015, by and among Anatolia Energy Limited, Swellcap Limited, Paul Cronin and the Company, in satisfaction of fees due thereunder (the “Swellcap Shares”); (iii) 251,719 Shares issued in a private placement on November 11, 2015 pursuant to that certain Agreement for Consulting Services, dated February 11, 2015, by and between the Company and Insight Transportation Services LLC, as supplemented by that certain letter agreement, dated February 25, 2015, by and between the Company and Insight Transportation Services LLC (as supplemented, the “Insight Transportation Agreement”), for services performed thereunder (the “Insight Transportation Shares” and collectively with the RCFM Shares and Swellcap Shares, the “Outstanding Shares”); and (iv) 69,985 Shares issuable upon the exercise of options (the “Options”) granted to Insight Transportation Services LLC in a private placement on January 14, 2016 pursuant to the Insight Transportation Agreement for services performed thereunder (the “Option Shares”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia.  “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in:  Alicante   Amsterdam   Baltimore   Beijing   Brussels   Caracas   Colorado Springs   Denver   Dubai   Dusseldorf   Frankfurt   Hamburg   Hanoi   Ho Chi Minh City   Hong Kong   Houston   Johannesburg   London   Los Angeles   Luxembourg   Madrid   Mexico City   Miami   Milan   Minneapolis   Monterrey   Moscow   Munich   New York   Northern Virginia   Paris   Perth   Philadelphia   Rio de Janeiro   Rome   San Francisco   São Paulo   Shanghai   Silicon Valley   Singapore   Sydney   Tokyo   Ulaanbaatar   Warsaw   Washington DC   Associated offices: Budapest   Jeddah   Riyadh   Zagreb.  For more information see www.hoganlovells.com

Board of Directors Uranium Resources, Inc.	- 2 -	January 15, 2016

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a)

The Outstanding Shares are validly issued, fully paid, and nonassessable.

(b)

Following (i) the exercise of the Options and receipt by the Company of any additional consideration payable upon such exercise, and (ii) due execution and delivery on behalf of the Company of certificates therefor, including global certificates, or the entry of the issuance thereof in the books and records of the Company, as the case may be, the Option Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement.  We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP